Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements of Par Pharmaceutical Companies, Inc.

On November 17, 2011, Par Pharmaceutical, Inc. (“Par”), a wholly-owned subsidiary of Par Pharmaceutical Companies, Inc. (referred to herein as “we,” “our,” or “us”) completed its acquisition of Anchen Incorporated and its subsidiary Anchen Pharmaceuticals, Inc. (collectively referred to as “Anchen”) for $413 million in aggregate consideration (the “Anchen Acquisition”).  Pursuant to the Agreement and Plan of Merger, dated as of August 23, 2011, as amended (the “Merger Agreement”), among Par and Admiral Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Par, on the one hand, and Anchen and Chih-Ming Chen, Ph.D. (“Dr. Chen”), as securityholders’ representative, on the other hand, Merger Sub was merged with and into Anchen, with Anchen surviving as a wholly owned subsidiary of Par (the “Merger”).  In connection with the consummation of the Merger, Par, Anchen, Dr. Chen and Merger Sub entered into an Agreement and Amendment to Merger Agreement, dated November 17, 2011 (the “Amendment”), in which the parties agreed to modify certain pre-Merger covenants and the timing and manner of payment of certain severance and other benefit obligations.  The Amendment also reflects the parties’ agreement as to the source and manner of payment of certain expenses in connection with paying agent services.

The pro forma adjustments reflecting the consummation of the Anchen Acquisition are based upon the acquisition method of accounting in accordance accounting principles generally accepted in the United States of America and upon the assumptions set forth in the Notes included in this section. The Unaudited Pro Forma Condensed Combined financial statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial information and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions are preliminary and have been made solely for purposes of developing this Unaudited Pro Forma Condensed Combined financial information.  The required Unaudited Pro Forma Condensed Combined financial information is provided for informational purposes and do not purport to represent our actual results of operations that would have occurred if the Anchen Acquisition had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

The assumptions used and adjustments made in preparing the Unaudited Pro Forma Condensed Combined financial statements are described in the Notes, which should be read in conjunction with the Unaudited Pro Forma Condensed Combined financial statements.  The Unaudited Pro Forma Condensed Combined financial statements and related Notes contained herein should be read in conjunction with the Consolidated Financial Statements and related Notes included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as well as the audited Consolidated Financial Statements of Anchen, including the Consolidated Balance Sheets as of December 31, 2010 and 2009 and the related Consolidated Statements of Operations, Stockholders’ Equity and Comprehensive Income (Loss) and Cash Flows for the years ended December 31, 2010 and 2009 and notes thereto and the audited Consolidated Financial Statements of Anchen, including the Consolidated Balance Sheets as of December 31, 2009 and 2008 and the related Consolidated Statements of Operations, Stockholders’ Equity and Comprehensive Income (Loss) and Cash Flows for the years ended December 31, 2009 and 2008 and notes thereto included in Exhibit 99.1 and the unaudited Condensed Consolidated Financial Statements of Anchen, including the Condensed Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010, and the related Condensed Consolidated Statements of Operations, and Cash Flows for the nine months ended September 30, 2011 and 2010 and notes thereto included in Exhibit 99.2.

PAR PHARMACEUTICAL COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(In thousands)

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$225,969	$72,859	$(148,375)	(3a)	$150,453
Available for sale marketable debt securities	30,861	28,547	(28,547)	(3h)	30,861
Accounts receivable, net	98,103	16,524	—		114,627
Notes receivable	—	29,960	(29,960)	(3h)	—
Inventories	80,986	12,745	10,300	(3b)	104,031
Prepaid expenses and other current assets	22,537	2,372	5,645	(3d)	30,554
Deferred income tax assets	31,005	8,481	14,050	(3c)	53,536
Income taxes receivable	37,864	—	(5,645)	(3d)	32,219
Total current assets	527,325	171,488	(182,532)		516,281

Property, plant and equipment, net	69,665	27,996	—		97,661
Intangible Assets, net	63,424	3,000	218,400	(3f)	284,824
Goodwill	63,729	—	217,112	(3e)	280,841
Other assets	6,495	363	6,644	(3g)	13,502
Non-current deferred income tax assets, net	55,451	3,233	(58,684)	(3c)	—
Total Assets	$786,089	$206,080	$200,940		$1,193,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$—	$17,500	(3g)	$17,500
Accounts payable	21,551	2,771	—		24,322
Accrued expenses and other current liabilities	156,109	21,340	15,268	(3c)	192,717
Income taxes payable	—	5,645	(5,645)	(3d)	—

Total current liabilities	177,660	29,756	27,123		234,539

Long-term debt, less current portion	—	—	332,500	(3g)	332,500
Other long-term liabilities	44,791	347	—		45,138
Deferred tax liabilities	—	—	23,234	(3c)	23,234
Commitments and contingencies	—	—	—		—

Total Stockholders’ equity	563,638	175,977	(181,917)	(3i)	557,698

Total liabilities and stockholders’ equity	$786,089	$206,080	$200,940		$1,193,109

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

PAR PHARMACEUTICAL COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(In thousands, except per share data)

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Net product sales	$644,672	$95,902	$—		$740,574
Other product related revenues	27,825	7,945	—		35,770

Total revenues	672,497	103,847	—		776,344

Cost of goods sold - other	371,273	39,756	(238)	(3n)	410,791
Amortization expense	7,441	—	10,379	(3m)	17,820
Total cost of goods sold	378,714	39,756	10,141		428,611

Gross Margin	293,783	64,091	(10,141)		347,733
Operating expenses:
Research and development	28,397	35,445	—		63,842
Selling, general and administrative	128,863	16,986	(5,579)	(3k)	140,270
Settlements and loss contingencies, net	190,560	—	—		190,560
Restructuring costs	26,986	—	—		26,986
Total Operating expenses	374,806	52,431	(5,579)		421,658
Operating (loss) income	(81,023)	11,660	(4,562)		(73,925)

Other income (expense), net	—	(486)	—		(486)
Interest income	965	861	(611)	(3l)	1,215
Interest expense	(451)	(3)	(8,134)	(3o)	(8,588)
Gain on disposition of assets	—	3,203	(3,203)	(3p)	—
(Loss) income from continuing operations before income taxes	(80,509)	15,235	(16,510)		(81,784)

(Benefit) provision for income taxes	(2,900)	6,470	(6,953)	(3q)	(3,383)
(Loss) income from continuing operations	$(77,609)	$8,765	$(9,557)		$(78,401)

Basic (loss) earnings per share of common stock
(Loss) income from continuing operations	$($2.16)				$(2.19)

Diluted (loss) earnings per share of common stock
(Loss) income from continuing operations	$($2.16)				$(2.19)
Weighted average number of common shares outstanding.
Basic	35,875				35,875
Diluted	35,875				35,875

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

PAR PHARMACEUTICAL COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except per share data)

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical		Adjustments for TWI spin-off (3j)	Pro Forma Adjustments		Pro Forma
Revenues:
Net product sales	$980,631	$77,612		$(146)	$—		$1,058,097
Other product related revenues	28,243	3,357		—	—		31,600

Total revenues	1,008,874	80,969		(146)	—		1,089,697

Cost of goods sold - other	620,904	35,028		444	(319)	(3n)	656,057
Amortization expense	14,439	—		—	17,558	(3m)	31,997
Total cost of goods sold	635,343	35,028		444	17,239		688,054

Gross Margin	373,531	45,941		(590)	(17,239)		401,643
Operating expenses:
Research and development	50,369	38,266		(1,419)	—		87,216
Selling, general and administrative	192,504	12,254		(641)	—		204,117
Settlements and loss contingencies, net	3,762	—		—	—		3,762
Total Operating expenses	246,635	50,520		(2,060)	—		295,095
Gain on sale of product rights and other	6,025	—		—	—		6,025
Operating income (loss)	132,921	(4,579)		1,470	(17,239)		112,573

Other income (expense), net	3,459	1,615		3	—		5,077
Interest income	1,257	997		—	(948)	(3l)	1,306
Interest expense	(2,905)	(110)		31	(11,996)	(3o)	(14,980)
Income (loss) from continuing operations before income taxes	134,732	(2,077)		1,504	(30,183)		103,976

Provision (benefit) for income taxes	41,980	(1,660)		3	(11,168)	(3q)	29,155
Income (loss) from continuing operations	$92,752	$(417	) $	1,501	$(19,015)		$74,821

Basic earnings (loss) per share of common stock
Income (loss) from continuing operations	$2.70						$2.18

Diluted earnings (loss) per share of common stock
Income (loss) from continuing operations	$2.60						$2.10
Weighted average number of common shares outstanding.
Basic	34,307						34,307
Diluted	35,644						35,644

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

PAR PHARMACEUTICAL COMPANIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation:

The preceding Unaudited Pro Forma Condensed Combined financial information is presented to illustrate the estimated effects of our acquisition of Anchen Incorporated and its subsidiary Anchen Pharmaceuticals (collectively referred to as “Anchen”), for $413 million in cash consummated on November 17, 2011 (the “Anchen Acquisition”), which is subject to change and interpretation and applying the assumptions and adjustments described in the accompanying notes.  The pro forma adjustments included herein have been made solely for the purposes of providing unaudited pro forma condensed combined financial information.

The Anchen Acquisition was funded through cash on hand and borrowings under our new term loan with a syndicate of banks led by JPMorgan Chase Bank, N.A., as Administrative Agent.  At the closing of the Anchen Acquisition, we borrowed $350 million under a five-year term loan facility.  At the same time we also entered into an agreement with the same syndicate of banks for a five-year revolving credit facility in an initial amount of $100 million (collectively referred to as the “JP Morgan Facilities”).

The Unaudited Pro Forma Condensed Combined Balance Sheet combines our Condensed Consolidated Balance Sheet with the Condensed Consolidated Balance Sheet of Anchen as of September 30, 2011, and includes pro forma adjustments as if the Anchen Acquisition and borrowings under the JP Morgan Facilities had occurred on September 30, 2011.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2011 combines the nine months ended September 30, 2011 for us with the nine months ended September 30, 2011 for Anchen.   The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2010 combines the year ended December 31, 2010 for us with the year ended December 31, 2010 for Anchen.  Both the nine months ended September 30, 2011 and the year ended December 31, 2010 include pro forma adjustments as if the Anchen Acquisition and borrowings under the JP Morgan Facilities had occurred on January 1, 2010.

The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Condensed Combined financial statements to give effect to pro forma events that are (1) directly attributable to the Anchen Acquisition and borrowings under the JP Morgan Facilities, (2) factually supportable and (3) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on our combined financial results. The Unaudited Pro Forma Condensed Combined financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined financial statements.

The Anchen Acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) No. 805, “Business Combinations”, (“ASC 805”), and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.  The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures.”  ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the Anchen Acquisition date and that the fair value of acquired in-process research and development (“IPR&D”) be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the completion of the Anchen Acquisition.  The process for estimating the fair values of IPR&D, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals.  Under ASC 805, transaction costs are not included as a component of consideration transferred and will be expensed as incurred.  The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Anchen as of the effective date of the acquisition was allocated to goodwill in accordance with ASC 805.  The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of Anchen as of the effective date of the Anchen Acquisition.  Accordingly, the purchase price allocation in the Unaudited Pro Forma Condensed Combined financial statements is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material.  The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition on November 17, 2011.  The establishment of the fair value of the consideration for the acquisition, and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment.  We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions based on data currently available.

If the fair value of an asset or liability that arises from a contingency can be determined, the asset or liability would be recognized in accordance with ASC 450, “Accounting for Contingencies” (“ASC 405”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability is recognized.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the non-recurring expenses that we expect to incur in connection with the Anchen Acquisition.  Additionally, the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the effects of any anticipated cost savings and any related non-recurring costs to achieve those cost savings.  The Unaudited Pro Forma Condensed Combined Statements of Operations do not purport to represent our actual results of operations that would have occurred if the acquisition had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

There were no material transactions between us and Anchen during the periods presented in the Unaudited Pro Forma Condensed Combined financial statements that would need to be eliminated.

Note 2. Consideration Transferred and Fair Value Estimate of Assets Acquired and Liabilities Assumed

Consideration Transferred

The acquisition-date fair value of the consideration transferred totaled $413 million and consisted of the following items:

Amount (In thousands)
Cash paid for equity	$410,000
Cash paid to settle benefit liabilities for two former Anchen executives[1]	2,000
Cash paid for net working capital	753

Total cash consideration	$412,753
[1] Represents cash we paid related to pre-existing severance agreements.

 Fair Value Estimate of Assets Acquired and Liabilities Assumed

Assuming an acquisition date of September 30, 2011, the purchase price of Anchen would have been allocated to the following assets and liabilities:

As of September 30, 2011 (In thousands)
Cash and cash equivalents	$—
Available for sale marketable debt securities	—
Accounts receivable, net	16,524
Inventories	23,045
Prepaid expenses and other current assets	8,017
Deferred income taxes	25,764
Income taxes receivable	—
Property, plant and equipment	27,996
Intangible assets, net	221,400
Other long-term assets, net	184

Total identifiable assets	322,930

Accounts payable	2,771
Accrued expenses and other current liabilities	36,608
Income taxes payable	5,645
Deferred tax liabilities – non-current	81,918
Other long-term liabilities	347

Total liabilities assumed	127,289

Net identifiable assets acquired	195,641

Goodwill	217,112

Net assets acquired	$412,753

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available to estimate the fair value of assets acquired and liabilities assumed.  We believe that this information provides a reasonable basis for estimating the fair values but we are waiting for additional information necessary to finalize those amounts.  Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant.  We expect to finalize our purchase price allocation as soon as practicable but no later than one year from the closing date of the Anchen Acquisition.

Prior to the Anchen Acquisition, Anchen incurred transaction costs of $2.4 million as of September 30, 2011 and $14.7 million subsequent to September 30, 2011.

The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed.

Note 3. Pro forma adjustments

a.	The adjustment to the Cash and cash equivalents balance reflects the following:

Amount (In thousands)
Proceeds from JP Morgan Facilities (1)	$350,000
Total estimated cash purchase price (2)	(412,753)
Debt issuance costs (3)	(7,451)
Cash transaction costs (4)	(20,009)
Elimination of Anchen’s historical cash balance (5)	(58,162)
Total net change	$(148,375)

(1)	See Note 1, Basis of Pro Forma Presentation.
(2)	See Note 2, Consideration Transferred and Fair Value Estimate of Assets Acquired and Liabilities Assumed.
(3)	The payment of $7.5 million of estimated debt issuance costs for the JP Morgan Facilities.
(4)

Reflects $5.3 million of direct transaction costs incurred subsequent to September 30, 2011 and paid by us associated with the Anchen Acquisition as well as $14.7 million of transaction costs incurred subsequent to September 30, 2011 and paid by Anchen prior to the Anchen acquisition.

(5)	Anchen’s cash balance was distributed to Anchen’s former securityholders with the closing of the Anchen Acquisition.

b.

Reflects the adjustment to record Anchen’s finished goods and work-in-process inventory at its estimated selling price less the sum of costs of disposal, a reasonable profit allowance for our selling effort, and estimated costs to complete for work-in-process inventory.  Raw material inventory has been valued at current replacement cost, which approximated Anchen’s carrying value. As we sell the acquired inventory, its cost of sales will reflect the increased valuation of Anchen’s inventory, which will reduce our gross margins until such inventory is sold.  These provisional measurements of fair value reflected are subject to change.  Such changes could be significant.

c.	Represents adjustments to deferred tax assets and liabilities as follows:

Amount (In thousands)
Expected net deferred tax asset to be realized by the combined entity in the future	$17,861
Estimated deferred income tax liability resulting from the purchase price allocation adjustments (1. below)	(3,811)
$14,050

Estimated deferred income tax liability resulting from the purchase price allocation adjustments (1. below)	$81,918
Reclass of Non-current deferred income tax assets, net into Deferred tax liabilities for presentation purposes	(58,684)
$23,234

Payable to former Anchen Securityholders for deferred tax asset related to Anchen Acquisition (2. below)	$3,554
Payable to former Anchen Securityholders for historical current deferred tax assets (2. below)	8,481
Payable to former Anchen Securityholders for historical non-current deferred tax assets (2. below)	3,233
$15,268

7

1.

Represents the estimated deferred income tax liability resulting from the purchase price allocation adjustments made to the acquired assets of Anchen, excluding goodwill.  The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed acquisition date and appropriately reflect certain of our and Anchen basis differences that will not result in deductible amounts (resulting in deferred tax liabilities) in future years when the related financial reporting asset or liability will be recovered or settled.  Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed.

2. Reflects payable of Anchen’s net deferred income tax assets that will be distributed to Anchen’s former securityholders when realized and settled through escrow.

d.

Reflects the net receivable of $5.6 million reflected in prepaid expenses and other current assets from the Anchen’s former securityholders related to the historical income tax payable to be settled through escrow.

The historical Income taxes payable amount of $5.6 million was netted into Income taxes receivable for presentation purposes.

e.

Represents the net adjustment to goodwill resulting from the Anchen Acquisition.  The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of Anchen as of the effective date of the Anchen Acquisition.  Accordingly, the purchase price allocation is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material.

f.

For the purpose of preparing the Unaudited Pro Forma Condensed Combined financial information, the total purchase price is allocated to the Anchen net tangible and intangible assets acquired and liabilities assumed based on their estimated values as of September 30, 2011.  The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (In thousands)	Weighted Average Amortization Period (in years)
Developed Technology:
Developed Products	$85,200	9

Covenant Not To Compete:
Covenant not to compete	$9,000	3

In Process Research & Development:
IPR&D Products	$80,500	n/a
Distributed IPR&D Products	46,700	n/a
Total	$127,200

Total acquired intangible assets	$221,400

Elimination of Anchen’s historical intangible asset	$(3,000)

Net Pro Forma Adjustment	$218,400

Amortization related to the value of definite-lived intangible assets is reflected as pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations.

The fair value of the developed technology, and in-process research and development intangible assets were estimated using the discounted cash flow method of the income approach.  Under this method, an intangible asset’s fair value is equal to the present value of the after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life.  To calculate fair value, we estimated the present value of cash flows discounted at rates commensurate with the inherent risks associated with each type of asset.  We believe that the level and timing of cash flows appropriately reflect market participant assumptions.  Some of the significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include  the estimated net cash flows by year by project or product (including net revenues, costs of sales, research and development costs, selling and marketing costs and other charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset's life cycle, competitive trends impacting the asset and each cash flow stream and other factors.  The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk.

The IPR&D will be capitalized and accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until the completion or abandonment of the project.  Upon successful completion and launch of each project, we will make a separate determination of useful life of the IPR&D intangible and subsequent amortization will be recorded as an expense.  As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value of the covenant not to compete was estimated using the discounted cash flow method of the income approach first assuming no additional competition from the parties to the covenant not to compete and then assuming competition from the parties to the covenant not to compete.  The level of competition was adjusted by such factors as the timing of FDA approval and the likelihood of competition over the term of the covenant not to compete.  The underlying assumptions used to calculate fair value may change. For these and other reasons, actual results may vary significantly from estimated results.

Cash flows were assumed to extend through the remaining economic useful life of each class of intangible asset. These provisional measurements of fair value reflected are subject to change.  Such changes could be significant.

g.

The adjustment to Long-term debt, less current portion represents $350 million borrowed under the JP Morgan Facilities in the form of a five-year term loan as of September 30, 2011, less $17.5 million of required principal repayments during the first year after the initial borrowing.

The amount of the adjustment to Other assets reflects the increase in debt issuance costs of $7.5 million (see 3a above) related to the JP Morgan Facilities that are required to be capitalized, net of $0.6 million of our existing unamortized debt issuance costs which are required to be written off as a loss on extinguishment of debt in accordance with the applicable accounting guidance for debt extinguishments, based on our initial assessment.  These deferred debt issuance costs will be amortized over the term of the debt of 5 years.  The amortization of debt issuance costs is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations.

Amount (In Thousands)
Debt issuance costs	$7,451
Write-off of existing unamortized debt issuance costs	(628)
Investment in TWI preferred shares (refer to Note 3h)	(179)
$6,644

h.

Reflects the elimination of Anchen’s short term investments ($28.5 million) and notes receivable ($30.0 million), which were liquidated and distributed to Anchen’s former securityholders at the close of the Anchen Acquisition.  Anchen’s investment in affiliate (TWI preferred shares) ($0.2 million) was also sold as a result of the Anchen Acquisition (refer to Note 3g).

i.

Reflects the elimination of Anchen’s historical stockholders’ equity as well as the recognition of the equity impact of certain other pro forma adjustments such as transaction fees related to the Anchen Acquisition.

j.

Reflects adjustment to exclude the operations of Anchen Pharma (Taiwan) from January 1 to March, 30, 2010.  Anchen Pharmaceuticals completed a spin-off of Anchen Pharma (Taiwan), Inc. (“TWI Pharmaceuticals” or "TWI") on March 30, 2010, date from which TWI Pharmaceuticals has been deconsolidated from Anchen’s financial statements.  The condensed consolidated statement of operations for Anchen includes the results from TWI from January 1 to March, 30, 2010, the spin off date.  Therefore, we have eliminated the results of TWI operations during this period in the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2010.

k.

Elimination of advisory, legal and regulatory costs of $5.6 million (of which $3.2 million was recorded by us and the remaining $2.4 million was recorded by Anchen) that were directly attributable to the Anchen Acquisition but that are not expected to have a continuing impact on the combined entity’s results.

l.

Reflects lower interest income due to the use of our available cash balances to finance a portion of the Anchen Acquisition, calculated as the cash used for acquisition (see Note 3a) multiplied by the average interest income rate for the quarterly periods in the year ended December 31, 2010 and the nine months ended September 30, 2011.

m.

For the purpose of preparing the Unaudited Pro Forma Condensed Combined Statements of Operations, additional amortization expense is assumed based on Anchen’s intangible finite-lived assets as of January 1, 2010.  Amortization related to the value of finite-lived intangible assets, is reflected as pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations as Cost of goods sold, which is consistent with our historical caption presentation of this expense.  These provisional measurements of fair value reflected are subject to change.  Such changes could be significant.  The determinations of the useful lives were based upon future expected cash flows.

			Amortization
	Estimated Weighted Average Useful Life	Estimated Fair Value (In thousands)	Nine Months Ended September 30, 2011 (In thousands)	Year Ended December 31, 2010 (In thousands)
Developed Products	9 years	$85,200	$8,129	$14,558
Covenants not to compete	3 years	9,000	2,250	3,000
IPR&D Products	Indefinite	80,500	—	—
Distributed IPR&D Products	Indefinite	46,700	—	—
Total acquired intangibles		$221,400	$10,379	$17,558

Elimination of Anchen historical intangible amortization	Indefinite	(3,000)	—	—
Total pro forma adjustment		$218,400	$10,379	$17,558

n.

Adjustment to historical cost of goods sold to reflect the terms of the amended supply agreement with Anchen’s affiliate, TWI Pharmaceuticals.  Prior to the Anchen Acquisition, TWI Pharmaceuticals manufactured a product under a fully allocated cost (which included manufacturing and distribution costs as well as general and administrative expenses) plus a 12% mark-up.  In connection with the Anchen Acquisition, the terms of the supply agreement with TWI Pharmaceuticals were amended to eliminate general and administrative expenses and increase the mark up to 25%.  The impact of the revised amendment was a decrease in cost of goods sold of $0.3 million for the year ended December 31, 2010 and $0.2 million for the nine months ended September 30, 2011.

o.	Reflects the following adjustments to interest expense:

•

increases resulting from the incremental interest expense (including the amortization of debt issuance costs, such as underwriting fees, upfront fees and legal fees) associated with the new indebtedness issued in connection with the Anchen Acquisition;

•	decreases associated with the amortization of debt issuance costs of our existing unsecured credit facility, which we terminated as part of financing of the Anchen Acquisition;

The net adjustments for the nine months ended September 30, 2011 and the year ended December 31, 2010 consist of the following components, assuming new financing consisting of (i) $350 million principal amount under the five-year term loan, (ii) scheduled repayments of the five-year term loan as required under the JP Morgan Facilities beginning January 1, 2010 and (iii) no borrowings under the five-year revolving credit facility in an initial amount of $100 million:

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
Estimated incremental interest expense (excluding the amortization of debt issuance costs) on the five-year term loan indebtedness under the JP Morgan Facilities in connection with the Anchen Acquisition, based on the one month LIBOR spot rate rounded up to the nearest 1/16th plus 250 basis points (approximately 2.8%)	$6,829	$9,659
Fee on Unused Revolving Credit Facility	281	375
Estimated incremental interest expense from the amortization of debt issuance costs and fees associated with the JP Morgan Facilities	1,475	2,113
Reduced interest expense (commitment fees) associated with our existing unsecured credit facility	(451)	(151)

Total interest expense adjustment	$8,134	$11,996

Interest on senior subordinated convertible notes that matured in September 2010	$—	$3,015
Amortization of deferred financing costs relating to our existing unsecured credit facility, which we obtained on October 1, 2010 and we terminated as part of financing of the Anchen Acquisition	454	—
Interest expense related to TWI Pharmaceuticals	—	(31)
Pro forma interest expense	$8,588	$14,980

If the one month LIBOR spot rate was to increase or decrease by 0.125% from the rates assumed, pro forma interest expense would change by approximately $0.4 million for the year ended December 31, 2010 and $0.3 million for the nine months ended September 30, 2011.

p.

Represents the reversal of $3.2 million recorded as a gain on sale of Anchen's investment in preferred shares of TWI Pharmaceuticals in the nine months ended September 30, 2011, since this investment was sold in connection with of the Anchen Acquisition.

q.

For purposes of determining the estimated income tax expense for Anchen and pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations, an estimated weighted average statutory tax rate has been applied, based upon the various jurisdictions of the pro forma combined company where pre-tax profits and adjustments are reasonably expected to occur. The effective tax rate of the combined company could be higher or lower for a variety of factors, including post merger activity.  The higher effective tax rate applied to the pro forma adjustments for the nine months ended September 30, 2011 is primarily attributable to the lack of deductibility of certain transaction related costs that have been eliminated in these Unaudited Pro Forma Condensed Combined financial statements and appropriately reflect certain basis differences of ours and Anchen that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.  These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.  These provisional measurements of fair value reflected are subject to change.  Such changes could be significant.